CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Forza Innovations Inc. (F/K/A Genesys Industries, Inc.) of our report dated April 26, 2021 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Forza Innovations Inc. for the year ended June 30, 2020.

/S/ MICHAEL GILLESPIE & ASSOCIATES, PLLC

Seattle, Washington

July 30, 2021